UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 12, 2020

ENPRO INDUSTRIES, INC.
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

5605 Carnegie Boulevard, Suite 500
Charlotte
North Carolina
28209
(Address of principal executive offices, including zip code)
(704) 731-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NPO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 12, 2020, EnPro Industries, Inc. (the “Company”) approved a restructuring project (the “Project”) to exit operations at the Dieuze, France facility (the “Dieuze facility”) of its GGB business unit, which facility manufactures bushing blocks used in gear assemblies. The Project was adopted in light of deterioration of the Dieuze facility’s bushing block business, which had revenues of approximately $14.2 million for the fiscal year ended December 31, 2019. The precise date for the exit of operations has not yet been fixed and is subject to consultation with the Works Councils for GGB in France and consideration of appropriately addressing customer needs, but is expected to be in the fourth quarter of 2020. As required by local law, the Company will continue to explore a possible sale of the business conducted at the Dieuze facility as it proceeds toward exiting operations at the Dieuze facility, although there can be no assurance that such a sale could occur on terms more favorable to the Company than exiting operations at the Dieuze facility.

The Company is not yet able to estimate the total amount or range of amounts expected to be incurred in connection with the Project, as well as an estimate of amounts for each major category of costs and an estimate of the amount that will result in future cash expenditures. The Company undertakes to amend this Form 8-K to include this information once it makes a determination of these estimates or range of estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    June 18, 2020

ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Robert S. McLean
Executive Vice President, General Counsel and Secretary

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